Exhibit 10.4

THIS TENANCY AGREEMENT made the 4th day of January Two Thousand And Twenty Three

BETWEEN BANDICK LIMITED whose registered office is situate at Unit 901, Level 9, Fortune Metropolis, 6 the Metropolis Drive, Hunghom, Kowloon, Hong Kong (“the Landlord”) of the one part and the Tenant whose name address and description arc set forth in the Schedule hereto (“the Tenant”) of the other part.

WHEREBY the parties hereto agree as follows:-

1.	Definitions

1.1	In this Agreement including the recitals, the following expressions shall have the following meanings except where the content otherwise permits or requires

(a)	“the Building” means the building erected on the Land known at the date hereof as Prosperity Place, No.6 Shing Yip Street, Kowloon, Hong Kong.

(b)	“the Land” means All That piece or parcel of ground registered in the Land Registry as Kun (otherwise known as Kwun) Tong Inland Lot No.62.

(c)	“the Government Grant” means the Government Lease in respect of the Land dated 5th day of September 1966 and made between Queen Elizabeth II of England of the one part and Fong Sun Tou of the other part as varied by:-

(i)	Deed of Variation of Crown Lease dated the 26th day of May 1969 registered in the Land Registry by Memorial No.UB676487;

(ii)	Deed of Variation of Crown Lease dated the 15th day of July 1971 registered in the Land Registry by Memorial No.UB818215;

(iii)	Deed of Variation of Crown Lease dated the 3rd day of February 1982 registered in the Land Registry by Memorial NO.UB2207622;

(iv)	Modification Letter dated the 7th day of February 1996 registered in the Land Registry by Memorial No.UB6532514;

(v)	Modification Letter dated the 2nd day of December 1998 registered in the Land Registry by Memorial No.UB7647460;

(vi)	Waiver Letter dated the 19th day of September 2012 and registered in the Land Registry by Memorial No. 12100801240017; and

(vii)	Relaxation Letter dated the 8th day of August 2016 and registered in the Land Registry by Memorial No. 16082300790081.

(d)	“the Premises” means all the premises set out in the Schedule hereto.

(e)	“Deed of Mutual Covenant” means the document for the time being which defines the rights interests and obligation of the owners of the undivided shares of the Lane among them and any Sub-Deed of Mutual Covenant and deeds amending or supplemental to any Deed of Mutual Covenant or Sub-Deed of Mutual Covenant.

(f)	Management Fee means the services and management charges for the provision of management services as may from time to time be determined by the “Building Manager” and be payable in respect of the premises by the Tenant.

(g)	Building Manager - the Manager of the Building appointed by the Landlord.

(h)	“Month” means calendar month.

(i)	“Permitted Purposes” means the Permitted Purposes specified in Schedule B to the Waiver Letter.

(j)	“Waiver Letter” means the Waiver Letter dated the 19th day of September 2012 from the Chief Estate Surveyor/Headquarter Lands Department to Bandick Limited and registered in the Land Registry on the 8th day of October 2012 by Memorial No. 12100801240017.

1.2	(a)	In this Agreement words importing the masculine gender include the feminine gender and the neuter gender and words importing the singular number include the plural number and vice versa and the expression “the Landlord” includes his successors and assigns.

(b)	Where two or more persons are comprised in the expressions “the Landlord” and “the Tenant” the covenants agreements herein contained on the pan of the Landlord and the Tenant shall be deemed to be made by such persons jointly and severally.

(c)	“Person” includes ail individual a partnership and a company or other corporate or unincorporated body.

(d)	Where two or more persons are comprised in the expression “the Tenant” each of the Tenant herein hereby appoints each of the other Tenant or Tenants herein to act jointly and severally as his lawful attorney in respect of all matters relating to this Agreement including but not limited to the due performance and observance of all the terms stipulations and conditions on title part of the Tenant to be performed and observed hereunder.

2.	Premises

The Landlord shall let and the Tenant shall take All That/Those the Premises Together with the right for the Tenant his employees servants workmen licensees customers and all persons authorized by the Tenant in common with the Landlord and others having the like right to use go pass and repass up down over and upon the entrance exits staircases passages halls landings lifts if any (during such hours as the same shall be operating) and other areas of the Building intended for common use as far as the same are necessary for the proper enjoyment of the Premises subject to the terms and conditions hereinafter contained.

3.	Term

The tenancy shall be for the Term of Tenancy and commence from the Date of Commencement of Tenancy and expiring on the Date of Expiration of Tenancy set out in the Schedule hereto, both days inclusive and determinable as hereinafter mentioned.

4.	Rent

The rent for the Term of the Tenancy shall be the sum set out in the Schedule hereto

5.	Exceptions and Reservations

There are excepted and reserved out of this Agreement to the Landlord and all persons authorized by the Landlord or otherwise entitled there to:

(i)	the right of free and uninterrupted passage and running of water, soil, gas, drainage, electricity and all other services or supplies through such sewers, watercourses, conduits, pipes, wires, cables and ducts as are now or may hereafter be in, on or under the Premises and serving or capable of servicing the Building or any adjoining or neighbouring property or any part thereof together with the right to enter upon the Premises to inspect repair replace or maintain any such sewers, watercourses, conduits, pipes, wires, cables or ducts;

(ii)	the exclusive right to install in or affix to any part of the Building such flues, pipes, conduits, chimneys, aerials, plant, machinery and other apparatus, signs, placards, posters and other advertising structures whatsoever (whether illuminated or not) as the Landlord shall in his absolute discretion think fit together with the right to repair maintain service remove or replace the same provided that the Landlord shall cause as little interference as possible to the Tenant. The Tenant hereby acknowledges and agrees to waive any rights whatsoever it may have against the Landlord in respect of the affixing or installing of such advertising signs or structures;

(iii)	the right to erect or alter or consent to the erection or alteration of any building for the time being on any adjoining or neighbouring property notwithstanding that such erection or alteration may diminish the access of light and air and passage of way enjoyed by the Premises and the right to deal with any such property as he may think fit;

(iv)	the full and free right and liberty to enter upon the Premises in the circumstances in which the agreements by the Tenant contained in these presents permit such entry;

(v)	the right to subjacent and lateral support from the Premises for the remainder of the Building;

(vi)	all casements quasi-easements privileges and rights whatsoever now enjoyed by any adjoining or neighbouring property in under over or in respect of the Premises as if such adjoining and neighbouring property and the Premises had at all times heretofore been in separate ownership and occupation and such matters had been acquired by prescription or formal grant;

(vii)	the absolute and unfettered right to use or grant the right to use (whether by way of tenancy licence or in any form or manner whatsoever) all the external walls of the Building for whatever purpose the Landlord may deem fit and assign or delegate such right;

(viii)	the right to alter the general plans of the Building and re-designated the location, area, layout and/or boundary of the common area and to alter the passageway, circulation routes toilets and/or other common area and facilities of the Building whenever the Landlord considers necessary for the purpose of compliance with the Government Grant, the Waiver Letter or for the purpose of compliance with all ordinance bye-laws rules or regulations or the Government’s requirements in connection with the future modification of the Government Grant or the Waiver Letter or for the purposes of amendments of the Deed of Mutual Covenant or entering into a new Deed of Mutual Covenant with other owners of the Land or for any other purposes as the Landlord shall in his absolute discretion think fit;

(ix)	the right to name the Building and change the name of the Building to any other name or style as the Landlord in his sole discretion may determine and at any time and from time to time to change alter substitute or abandon any such name;

(x)	other reservations and rights reserved unto the Landlord as Registered Owner under the Deed of Mutual Covenant of the Building;

(xi)	the right to remedy any breach of the Tenant’s stipulations, terms or conditions in this Agreement;

and the Tenant and any other persons affected shall not be entitled to claim any compensation or damages or reduction of rent from the Landlord.

6.	User

6.01	Pursuant to the Waiver Letter, subject to the terms conditions and covenants therein contained and accepted by the Landlord, the Landlord is granted a temporary waiver of the restrictions set out in Schedule A thereto and contained in the Government Grant so as to permit the use of the Land for any one or more of the Permitted Purposes. The list of the Permitted Purposes is as follows:-

(1)	Commercial Bathhouse/Massage Establishment

(2)	Bating Place

(3)	Educational Institution

(4)	Exhibition or Convention Hall

(5)	Information Technology and Telecommunications Industries

(6)	Institutional Use (excluding Social Welfare Facility)

(7)	Off-course Betting Centre

(8)	Office

(9)	Place of Entertainment

(10)	Place of Recreation, Sports or Culture

(11)	Private Club

(12)	Public Utility Installation

(13)	Radar, Telecommunications Electronic Microwave Repeater, Television and/or Radio Transmitter Installation

(14)	Research, Design and Development Centre

(15)	School (excluding free-standing purpose-designed building and kindergarten)

(16)	Shop and Services

(17)	Training Centre

6.02	Although the Premises can be used for such purposes as set out in Clause 6.01 hereof the Tenant hereby agrees to limit its use of the Premises for such purpose as specified in the Schedule annexed hereto only.

6.03	The Tenant hereby declares that the Tenant is fully aware of the terms and conditions of the Waiver Letter and agrees that in the event of any breach, non-performance or non-observance of any of the terms, conditions and stipulations contained in the Wavier Letter on the part of the Tenant, the Landlord shall have the right to forthwith terminate this tenancy and the Tenant shall have no claim in respect thereof and that the Tenant shall fully indemnify the Landlord and keep the Landlord fully indemnified against all loss and damages arising out of or resulting from such breach, non-performance or non-observance on the part of the Tenant.

7.	Tenant’s Obligations

The Tenant hereby agrees with the Landlord as follows:-

7.01	To pay throughout the Term of the Tenancy, with or without demand, the Rent set out in the Schedule hereto payable in advance on the 1st day of each month without deduction the first and last of such payments to be apportioned according to the number of days in the month included in the Tenn. The first of such payment is to be made on signing of this Agreement Provided that the Landlord may by a notice in writing to the Tenant direct the Tenant to tender the Rent for payment in such manner at such place and to such person as the Landlord shall from time to time direct.

7.02	(a)	To pay and discharge punctually during the Tenn of the Tenancy all the Government Rates and Government Rents and all other taxes, assessments, duties, charges, impositions and all other outgoings which now are or shall at any time hereafter during the Term of the Tenancy be assessed imposed or charged by the Government of Hong Kong, or any other lawful authorities upon the Premises or upon the owner or occupier in respect thereof (Property tax alone excepted) and to produce to the Landlord such receipts or other evidence of any of the payments aforesaid as the Landlord may from time to time reasonably require. The Government Rates and the Government Rent as at the date hereof are set out in the Schedule hereto.

(b)	Government Rates

(i)	Without prejudice to the foregoing, the Landlord shall be entitled to debit the Tenant with the amount of Government Rates payable in respect of the Premises quarterly in advance on the first day of the months of January, April, July and October and the Tenant shall in such event pay the amount of Government Rates shown on the Landlord’s debit note to the Landlord quarterly in advance and the Landlord shall have the absolute right and power to settle (without any notice to the Tenant) the Government Rates payable in respect of the Premises directly with the Government of Hong Kong upon receipt of the demand note for Rates.

(ii)	In the event of the Premises not yet having been assessed to Government Rates at the Date of Commencement of Tenancy, the Tenant shall from the Date of Commencement of Tenancy until such time as the Premises are assessed to Government Rates pay to the Landlord on the lst day of each month a sum equivalent to 5% of the monthly rent as an interim assessment and any over-payment or under-payment by the Tenant shall be adjusted. In the event on assessment or re-assessment of rateable value of the Premises by The Government of the Hong Kong during the Term of Tenancy, the Tenant shall waive all right as tenant to serve proposal for alteration of the new rateable value assessed by Rating and Valuation Department and shall abide by the decision of the Landlord in the matter.

(iii)	If for any reason whatsoever the rateable value of the Premises during the Terms of Tenancy is increased to a figure in excess of the rateable value as at the date of these presents or if the Government Rates payable shall be increased then and in any such case the Tenant shall during the continuance of the Term of Tenancy bear such increase.

(c)	Government Rent

The Tenant shall pay punctually during the Term of the Tenancy the Government Rent in respect of the Premises quarterly in advance on the first day of the first month of each and every quarter and as chargeable by the Government of Hong Kong. Without prejudice to the foregoing, the Landlord shall be entitled to debit the Tenant with the amount of Government Rent payable in respect of the Premises quarterly in advance on the first day of the months of January, April, July and October and the Tenant shall in such event pay the amount of Government Rent shown on the Landlord’s debit note to the Landlord quarterly in advance and the Landlord shall have the absolute right and power to settle (without any notice to the Tenant) the Government Rent payable in respect of the Premises directly with the Government of Hong Kong upon receipt of the demand note for Government Rent. In the event that the Government Rent in respect of the Premises have not been assessed by the Government of Hong Kong, the Tenant shall pay to the Landlord on the 1st day of each month a sum equivalent to 3% of the monthly rent as an interim valuation and any over-payment or under-payment by the Tenant shall be adjusted when a valuation under the Rating Ordinance shall be made known.

7.03	To pay to the Landlord punctually throughout the Term of the Tenancy, with or without demand, the Management Fee relating to the Premises payable in advance on the 1st day of each month without deduction the first and last of such payments to be apportioned according to the number of days in the month included in the Term. The first of such payment is to be made on signing of this Agreement Provided that the Landlord may by a notice in writing to the Tenant direct the Tenant to tender the Management Fee for payment in such manner at such place and to such person as the Landlord shall from time to time direct. The Management Fee relating to the Premises at the date hereof is set forth in the Schedule hereto and subject to the following :-

(a)	In the event of a deficiency occurring or seeming to the Landlord likely to occur, the Landlord shall be entitled to demand collect and recover from the Tenant such additional Management Fee as the Landlord may determine. The Landlord’s assessment of the amount of deficiency and the amounts of additional Management Fee shall be conclusive and binding on the Tenant; and

(b)	The Landlord shall be entitled from time to time to increase the Management Fee provided for in this sub-clause if in the opinion of the Landlord there is or is likely to be an increase in the costs. The Landlord’s assessment of the increases shall be conclusive and binding on the Tenant.

7.04	To pay and discharge punctually during the Term of the Tenancy all charges for water and electricity as may be shown by the Tenant’s own meter or meters installed upon the Premises and to pay all deposits therefor. In the event that the Premises are not separately metered, the Tenant shall pay a due proportion of the charges as shown by the meter(s) through which the supply to the Premises is rendered such apportionment to be determined by the Landlord at the Landlord’s sole discretion which shall be final and binding on the Tenant.

7.05	(a)	On or before the signing of this Agreement to pay the Deposit set out in the Schedule hereto to the Landlord to secure the due observance and performance by the Tenant of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed. The Deposit shall be retained by the Landlord for his own use and benefit throughout the Term of Tenancy free of any interest to the Tenant with power for the Landlord, without prejudice to any other rights or remedies hereunder, to deduct therefrom the amount of any Rent, Government Rents, Government Rates, Management Fee or other charges payable hereunder which is in arrear or any loss or damage incurred or sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any such agreements stipulations obligations or conditions. In the event of any deduction being made by the Landlord from the Deposit in accordance herewith the Tenant shall on demand by the Landlord forthwith pay to the Landlord further deposit the amount so deducted and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter the Premises and to determine this Agreement as herein provided.

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	(b)	Should there be any increase of rental, Government Rates, Government Rent or Management Fee during the Term of Tenancy, the Tenant shall further pay to the Landlord additional sums in cash so that the Deposit shall be maintained in a sum equivalent to 4 months* Rent, Government Rates, Government Rent and Management Fee and the provisions of this Clause shall apply to such further deposits.

	(c)	Subject as aforesaid, the Deposit shall be refunded to the Tenant by the Landlord without interest within forty five days after the expiration or sooner determination of this Agreement and the delivery of vacant possession of the Premises to the Landlord in such repair and condition in accordance with Clauses 7.11, 7.68 and 7.69 hereof or within forty five days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of the terms stipulations or conditions herein contained and on the part of the Tenant to be observed and performed, whichever is the later.

7.06	To observe such house rules as may from time to time be established by die management committee or the Building Manager.

7.07

To obey and comply with all the requirements of the Hong Kong Government or other lawful authorities and with all laws ordinances rules regulations and notices relating to the use and occupation of the Premises, or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employees agent servants workmen licensees (for the purpose of this Agreement, “licensee” shall mean any person present in, using or visiting the Premises with the express or implied consent of the Tenant) of the Tenant and without prejudice to the foregoing to obtain any licence approval or permit required by any Governmental or other competent authority in connection with the Tenant’s use or occupation of the Premises prior to the commencement of the Tenant’s business and to maintain the same in force and in all aspects comply with the terms thereof throughout the Term of the Tenancy and to keep the Landlord indemnified against any breach of this sub-clause.

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7.08	Not to use or permit or suffer to be used the Premises or any part thereof for any purpose other than those set out in the Schedule hereto.

7.09	Not to use the Premises or any part thereof or permit same to be used for any illegal or immoral purpose.

7.10	Not to do or permit to be done in or upon the Premises or any part thereof anything which may be or become a nuisance annoyance inconvenience damage or disturbance to the Landlord or to any of the tenants or occupiers of the Building or of the neighbouring or adjacent premises or buildings.

7.11	At the Tenant’s own expense to keep all the interior of the Premises including the flooring and interior plaster or other finishing material or rendering to walls floors and ceilings and the Landlord’s fixtures and fittings therein including all doors windows electrical installations and wiring and fire fighting installation and apparatus, all pipes plumbing and drainage facilities in good clean tenantable substantial and proper repair and condition and deliver up the same to the Landlord at the expiration or sooner determination of the Term of Tenancy in the like condition.

7.12	To lake all precautions to protect the interior of the Premises against damage by storm typhoon or the like threats.

7.13	Not to do or permit to be done anything whereby the policy or policies of insurance, if any, on the Premises against damage by fire or liability to Third Parties or the contents thereof may become void or voidable or whereby the rate of premium thereon may be increased and to compensate the Landlord for all losses or damages the Landlord may suffer in consequence of a breach of this term and to repay to the Landlord all sums paid by way of increased premium and all expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach of this term Provided that in the event of any breach of the term by the Tenant the Landlord shall not be bound to renew or extend the said policy or policies of insurance and may at his discretion determine this Agreement forthwith.

7.14	To keep in good clean tenantable repair and condition all the drains and pipes in the Premises and to pay to the Landlord on demand all costs incurred by the Landlord in cleansing and clearing any of the drains pipes sanitary or water apparatus choked or stopped up owing to careless or negligent use thereof by the Tenant or his employees, servants, workmen, licensees, customers or any persons authorised by him.

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7.15	To forthwith repair and amend in a proper and workmanlike manner any defect in the interior of the Premises the repair of which the Tenant is responsible for under the terms of this Agreement of which notice shall have been given to the Tenant.

7.16	To replace all broken or damaged window, doors and fixtures of and in the Premises whether the same be broken or damaged due to the negligence or default of the Tenant or owing to circumstances beyond the control of the Tenant.

7.17	To permit the Landlord, the Building Manager and his agents with or without workmen and others and with or without tools and appliances at all times to enter the Premises or any part thereof to view the state of repair and condition thereof to take inventories of the fixtures fittings and equipment therein and to carry out all maintenance repair and other works as the Landlord shall deem fit including but not limited to the inspection, installation, erection, repair, replacement and maintenance of cables, wires, conduits, antennae, etc. and such other works for the purpose of enabling or enhancing the provision of electric power, water supplies, air-conditioning (if any) and telecommunication services or any other services within the Premises and/or the Building provided that in the event of an emergency the Landlord its agents or workmen may enter without notice and forcibly if need be. The Tenant shall forthwith upon receipt of any notice from the Landlord specifying any defect or want of repair found in the Premises the repair of which the Tenant is responsible for under the terms of this Agreement, repair and make good the same and if the Tenant shall fail to do so within fourteen (14) days from the date of such notice as aforesaid the Tenant shall permit the Landlord to enter upon the Premises for the purpose of carrying out such repairs and the Tenant shall pay the Landlord’s cost of carrying out any such repairs or work and in connection with any such notice as aforesaid.

7.18	Not to keep or store or cause or permit or suffer to be kept or stored any arms ammunitions gun-powder salt petre petrol kerosene or other explosive or combustible substance or hazardous or unlawful goods in any part of the Premises and not at any time during the Term of Tenancy to allow the Premises or any part thereof to be used in any way entailing a fine forfeiture or penalty against the Landlord under any law for the time being in force in Hong Kong.

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7.19	Not to do cause or permit or suffer to be done any act deed matter of thing whatsoever which shall amount to a breach or non-observance of any of the terms conditions or covenants contained in the Government Grant as modified by the Waiver Letter under which the Landlord holds the Premises from the Government of Hong Kong or contained in the Deed of Mutual Covenant in respect of the Building.

7.20	(a)	The Tenant shall prior to the commencement of any internal partitioning and fitting out works of the Premises (hereinafter referred to as “the Tenant’s Fitting-Out Works”) at its own cost prepare and submit to the Landlord and the Building Manager for approval (which approval may be withheld by the Landlord and the Building Manager as their absolute discretion) four (4) sets of drawings and specifications of the works to be carried out by the Tenant together with schematic sketches showing sufficient design and construction of all interior works and fittings (hereinafter collectively called “the Tenant’s Plans”), to enable the Premises to be fitted out. The Tenant’s Plans shall include but not limited to:-

(i)	General Layout Plans;

(ii)	Air-conditioning Plans;

(iii)	Fire Services Plans;

(iv)	Reflected Ceiling Plans;

(v)	Electrical Installation Plans;

(vi)	Plumbing/Drainage Plans;

(vii)	Material Sample Board of Proposed Finishes/Fittings;

Under no circumstances the Tenant shall commence such work until the full approval of the Landlord and the Building Manager have been obtained. The Tenant shall at the Tenant’s expense carry out and complete within one month after the Date of Commencement of Tenancy in good and workmanlike manner using good materials for the execution of the Tenant’s fitting-out works.

For avoidance of doubt, any delay in submission by the Tenant of the aforesaid plans or approval thereof shall not entitle the Tenant to any claim, loss, liabilities, damages, rights or action against the Landlord nor to claim any extension of Rent Free Period or abatement of Rent or payment of Government Rent, Government Rates, the Management Fee, outgoings of the Premises (if any) as shall be due and payable in accordance with the provisions hereof or postponement of the Date of Commencement of the Term of the Tenancy.

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(b)	The Tenant shall not carry out the Tenant’s Fitting-Out Works before full approval of the Tenant’s Plans shall have been given by the Landlord and the Building Manager and any subsequent alterations to the Tenants Plans which have already been approved by the Landlord must be subject to the Landlord’s re-approval in writing.

(c)	The Tenant shall at its own expense complete the Tenant’s Fitting-Out Works in accordance with the Tenant’s Plans and commence its operation in accordance with the User as specified in the Schedule annexed hereto within the time set out in this sub-clause (a).

(d)	The Tenant shall reimburse the Landlord on demand for the fees of all architectural, mechanical, electrical and structural engineering consultants and other professional fees incurred according to fee notes or bills rendered by any such consultants and/or professionals in connection with the consideration of the Tenants Plans or subsequent variation to the approved Tenant’s Plans,

(e)	The Tenant shall also pay to the Landlord such amount as the Landlord may in its absolute discretion prescribe as the approval or vetting fee for the approval of the Tenant’s Plans.

(f)	All works to be carried out by the Tenant, its contractors or sub-contractors shall be carried out in accordance with the fitting-out rules to be issued by the Landlord or its authorized agent(s) from time to time and to be signed by the Tenant prior to commencement of Tenant’s works and the Tenant will pay to the Landlord or its authorized agent(s) such fitting out deposit and such fitting out co-ordination fee and such reinstatement deposit the LandLord or its authorized agent(s) deems appropriate.

(g)	Any works involved the fire services system and air-conditioning system (if any) in the Building shall be carried out at the Tenant’s own cost and expenses by contractors which (a) possess reasonably competent skill by relevant industry standard; and (b) have been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria including in particular the maintenance contractor(s) who have / has been engaged by the Landlord for each relevant work (if any).

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(h)	The Tenant shall comply with and procure its contractors and agents to comply with all instructions and directions by the Landlord, the Building Manager or their respective representatives and shall use its best endeavour to minimize the disturbance or interference to the Landlord, the other owners, tenants or occupiers of the Building and shall make good all damage to the Building or other properties of the Landlord caused by the Tenant’s Fitting-Out Works and the Tenant’s Building Utilities Works.

(i)	The Tenant shall be responsible for the daily removal of all trash, rubbish and surplus building material resulting from the Tenant’s Fitting-Out Works and the Tenant’s Building Utilities Works.

(j)	The Tenant shall indemnify the Landlord against all claims actions demands proceedings costs and expenses suffered by the Landlord arising from the Tenant’s Fitting-Out Works and the Tenant’s Building Utilities Works.

7.21	Not without the previous consent in writing of the Landlord to make or permit any alterations in or additions to the Premises or any part thereof or to any of the fixtures nor pull down alter or remove any portions of the partitions or fittings thereof nor make any alterations in the architectural features or facings or to the electrical wiring installations thereof

7.22	Not to install or use in the Premises any apparatus or equipment which requires any additional electrical main wiring or which consumes electricity not metered through the meter(s) from which the Tenant’s consumption of electricity is calculated.

7.23	Not without the previous written consent of the Landlord to alter the existing locks, bolts or fittings on the entrance doors to the Premises nor to install any additional locks, bolts or fittings thereon.

7.24	Not to cut maim or injure or cause suffer or permit to be cut maimed or injured any doors windows walls joints cement concrete columns beams girders floor slabs or any other part of the fabric of the Premises without the prior consent of the Landlord.

7.25	Not to encumber obstruct or permit to be encumbered or obstructed with any boxes, packaging, merchandise, rubbish or other articles or obstructions of any kind or nature any of the entrances, exits, staircases, landings, passages, lifts, lobbies or other parts of the Building not included in the Premises. In addition to any other remedies which the Landlord may have hereunder, the Landlord, his servants or agents may without any prior notice to the Tenant remove any such obstruction and dispose of the same as he may think fit without incurring any liability therefor and the Tenant shall on demand pay to the Landlord all costs and expenses incurred in such removal.

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7.26	(a)	The Tenant shall affix and install all signs for display of the Tenant’s trading name at the Tenant’s sole costs and subject to the Landlord’s approval and the following conditions

(i)	the signs shall be affixed within the boundaries of the Premises;

(ii)	the design and lettering for the signs shall be subject to the prior approval of the Landlord and the Building Manager whose approval shall be at their- respective absolute discretions;

(iii)	the Tenant shall be solely responsible for the maintenance and repair of the signs and shall pay all costs and expenses of the lettering and the electricity consumed in illuminating the signs and shall indemnify the Landlord against all claims actions demands and proceedings arising from the signs or non-payment of the aforesaid costs and expenses.

(b)	Save as permitted pursuant to Clause 7.26(a) hereof not to exhibit erect or display on or affix to the exterior of the Premises any writing sign signboard advertisement placard slogan stickers or other device object figure decoration sculpture whether illuminated or not which may be visible from outside the Premises nor to exhibit or display advertising signs or materials to the interior of any windows in the Premises unless the size and design are first approved in writing by the Landlord or the Building Manager nor to affix any writing sign signboard advertisement placard slogan stickers or other device object figure decoration sculpture in at or above any common area lobby landing or corridor of the Building Provided always that the Tenant shall be entitled to have its name and business displayed in lettering and/or characters to a design and standard of workmanship approved by the Landlord on a signboard or sign band at location to be designated by the Landlord at its absolute discretion. The Tenant shall not change its business name without the previous written consent of the Landlord and without prejudice to the foregoing the Landlord may in connection with any application for consent under this Clause 7.26(b) require the Tenant to produce such evidence as it shall think fit to show that no breach of Clause 7.29(e) hereof has taken place or is about to take place.

7.27	Not to produce or permit or suffer to be produced any music or noise (including sound produced by the broadcasting or any apparatus or equipment capable of producing or reproducing receiving or recording sound) or vibration or resonance or other form of disturbance which is excessive or which will cause annoyance or disturbance to the Landlord or the occupiers of the neighbouring premises or detriment to the Building or any part thereof The determination of the consultants or experts appointed by the Building Manager as to whether any such music, noise,- vibration or resonance or other form of disturbance is excessive shall be conclusive. Without prejudice to the aforesaid, noise exceeding 70 dba at daytime (defined as from immediately after 8:00 a.m. to 7:00 p.m.) or exceeding 60 dba at nighttime (defined as from immediately after 7:00 p.m. to 8:00 a.m.) shall be deemed to be excessive.

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7.28	To repair and replace if so required by the appropriate Electricity Supply Company or Authority as the case may be under the terms of any Electricity Ordinance for the time being in force or any Orders in Council or Regulations made thereunder, all the electrical wiring installations and fittings within the Premises and the wiring from the Tenant’s meter or meters to and within the same and for the purpose of such repair or replacement to use only such contractors as shall be approved by the Landlord.

7.29	Not to assign underlet license or otherwise part with the possession of the Premises or any part thereof in any way whether by way of sub-letting lending sharing or other means whereby any person or persons not a party to this Agreement obtains the use or possession of the Premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and the Tenant hereby further agrees that in the event of any such transfer sub-letting sharing assignment underletting licensing or parting with possession of the Premises (whether for monetary or other consideration or not) this Agreement shall at the option of the Landlord forthwith determine and the Tenant shall forthwith on demand surrender the Premises to the Landlord with vacant possession. The tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall unless approved in writing by the Landlord (which approval the Landlord may withhold without assigning any reason therefor) be deemed to be breaches of this Clause

(a)	In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(b)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or other disability of that individual to the intent that no right to use possess occupy or enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

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(c)	In the case of a tenant which is a corporation any take-over reconstruction amalgamation merger liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof

(d)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use possess occupy or enjoy the same.

(e)	The change of the Tenant’s business name.

7.30	To permit the Landlord, at any time if the Landlord intends to sell the Premises, or during the six months immediately preceding the determination of the Tenancy hereby created if the Landlord intends to relet the Premises, to affix and retain without interference upon any external part of the Premises a notice for reletting or selling the same and the Tenant shall permit persons with authority iron the Landlord or their agents at all time of the day, to enter and view the Premises or any part thereof

7.31	To be wholly responsible for any loss damage or injury caused to any person whomsoever or to any property whatsoever directly or indirectly through the defective or damaged condition or operation of any part of the interior of the Premises or any fixtures or fittings or wiring or piping therein for the repair of which the Tenant is responsible hereunder or in any way caused by or owing to the spread of fire smoke or fumes or the leakage or overflow of liquid from the Premises or any part thereof or through the act default or neglect of the Tenant his servants agents contractors licensees partners or customers and to make good the same by payment or otherwise and to indemnify the Landlord against all costs claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect of any such loss damage or injury as aforesaid and all costs and expenses incidental thereto.

7.32	To conduct the business of the Tenant so as not to prejudice the goodwill and reputation of the Building.

7.33	To pay the Landlord immediately upon demand the cost of re-affixing, repairing, altering or replacing as necessary any name slat of the Tenant’s name on the directory boards (if any) which shall be provided by the Landlord.

7.34	To reimburse the Landlord the cost of replacing any damaged, broken, defective or burned out electric light bulbs, tubes and globes in the Premises which may be provided by the Landlord.

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7.35	(a)	To effect and maintain insurance throughout the said term with an insurance company of repute in respect of:-

(i)	losses suffered or incurred by third parties which might give rise to a claim against the Landlord or a claim for indemnity by the Landlord under Clause 7.66 of this agreement such insurance to be in the sum of not less than Ten Million (HK$ 10,000,000.00) for any one claim or series of claims arising out of any one event in respect of accident or mishap happening in the Premises.

(ii)	an adequate amount of Property AH Risks insurance in respect of the Premises.

(b)	To produce to the Landlord and the Building Manager on demand either the policy/policies of such insurance and the receipt(s) for the last premium(s) or reasonable evidence from the insurers of the terms of the policy and the fact that the same is/are subsisting and ii effect.

(c)	As soon as reasonably practicable to apply all money received under any policy effected under Clause 7.35(a) above in making good the losses in respect of which it was paid.

7.36	To engage such cleaning contractor of reasonably competent skill by relevant industry standard to be recommended or approved in advance by the Landlord for daily cleaning of the interior of the Premises and to pay all costs in relation thereto.

7.37	Not to permit any person to stay overnight in the Premises nor the use the Premises or any part thereof as sleeping quarters without the prior written consent of the Landlord. Such permission shall only be given to enable the Tenant to use the Premises in accordance with the purpose set out in the Schedule hereto or to post watchmen to look after the contents of the Premises which shall not be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance Cap .7 or any other enactment or modification thereof for the time being in force.

7.38	To ensure that the lavatories and water apparatus approved for use by the Tenant its servants employees and licensees or other persons authorised by the Tenant are used only for the purposes for which they are designed in a proper manner and that they are not damaged or misused by any of the Tenant’s servants employees or licensees or such other persons aforesaid.

7.39	Not to move any safe, heavy equipment, bulky matter or fixtures in and out of the Building without first obtaining the Landlord’s written consent. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and for any damages or monies paid out by the 18 Landlord in settlement of any claim or judgments as well as legal costs incurred in connection therewith, and all costs incurred in repairing any damage to the Building or its appurtenances resulting from the involvement of any safe, heavy equipment, bulky master or fixtures.

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7.40	Not to place or permit or suffer to be placed any equipment apparatus or including any safe or other heavy equipment or object which imposes a weight on any part of the flooring of the Premises in excess of the loading for which it was designed. The Landlord shall be entitled to prescribe the maximum weight and location of any safe or other heavy equipment or object and to require that the same stand on supports of such dimensions and materials to distribute the weight as the Landlord may deem necessary. All fees incurred by the Landlord in obtaining the approval of its architects to the location of any safe or other heavy equipment or object shall be borne by the Tenant and payment therefor may be imposed as a pre-requisite to the Tenant receiving such consent.

7.41	To ensure that the Premises do not become infested with insects or vermin. In the event of the Premises becoming so infested the Tenant shall pay the cost of extermination, by exterminators as arranged or approved by the Landlord, and the selected exterminators shall be given full access to the Premises for this purpose.

7.42	Not to place or store any goods or chattels or any other things on the loading spaces, in the common entrance halls, staircases, landings, passages, other common parts of and in the Building and any part of the Building which is not hereby exclusively let to the Tenant.

7.43	Not to drill into, or in any way damage, injure or deface any part of the Premises or the Building including in particular but without in any way limiting the generality of the foregoing the fabric or decorative features of the common areas, stairs, lifts and escalators (if any) of the Building. No boring shall be permitted save with the prior written approval of the Landlord and as the Landlord may direct.

7.44	Not to bring into the Building any bicycle, vehicle or animal save with the prior written consent of the Landlord. No cooking nor preparation of food (except lunch boxes and light refreshment) nor the delivery of food to the Premises shall be permitted by the Tenant. The Tenant shall not permit any unusual or objectionable odours to be produced upon or permeate from the Premises.

7.45	Not to do or permit to be done on the Premises or any part thereof any act which shall or may subject the Landlord to any liability or responsibility for injury to any person or to property.

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7.46	Not to permit or suffer any sale by auction to be held upon the Premises.

7.47	Not to install any air-conditioning units plant apparatus or machinery in the Premises without having first obtained tic written consent of the Landlord.

7.48	Not to overload the lifts in the Building in excess of their maximum capacity and to be responsible for any damage caused as a result of a breach of this sub-clause by the Tenant, its employee, agent, licensee, contractor or customer.

7.49	Not to install or use in the Premises or permit or suffer to be installed or used in the Premises any machinery, furnace, boiler or other plant or equipment or any fuel or method or process of manufacture or treatment which might in any circumstances result in the discharge or emission, whether aerial or otherwise, from the Building or any part thereof of any pollutant or any noxious, harm fill or corrosive matter, whether it be in the form of gas, smoke, liquid or solids or otherwise except with the prior written consent of the Director of Environmental Protection, the Commissioner for Labour and/or any other competent Government authority concerned.

7.50	Not to keep or permit or suffer to be kept in the Premises any dog, cat or other animal or bird or pet or livestock of any description.

7.51	Not to throw out or discard or permit or suffer to be thrown out or discarded from the Premises any refuse, rubbish, litter or other article or thing whatsoever except in the manner prescribed by the Building Manager for such disposal and except when using the facilities (if any) provided for the disposal thereof.

7.52	To comply with and observe all ordinances, bye-laws, regulations and rules for the time being in force in Hong Kong governing the control of any form of pollution (including noise pollution) whether aerial or otherwise, and the protection of the environment.

7.53	Not to pour or force down or cause or permit to be poured or forced down any pipes, drains or sewers any waste, things or fluid of a corrosive or acidic nature.

7.54	Not to discharge directly or indirectly or cause or permit or suffer to be discharged into any public sewer, storm water drain, channel, steam course any trade effluent or foul, or contaminated water or cooling or hot water without the prior written consent of the Director of Environmental Protection and the Building Manager.

7.55	Not to use or permit or suffer to be used any fuel other than town gas, liquefied petroleum gas or natural gas.

7.56	Not to cause or permit or suffer any odours or noxious smells which shall in the opinion of the Building Manager be offensive or unusual to be produced.

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7.57	(a)

Not to make or permit or suffer to be made any alteration to or removal of the sprinkler system fire alarm system or fire services installations (if any) and not to do or permit or suffer to be done anything to such sprinkler system fire alarm system or fire services installations which would constitute a breach or non-observance or non-performance of the laws by-laws or regulations of the Fire Services Department or other department concerned. If any extensions of the sprinkler heads and/or smoke detectors or alteration to the fire alarm system or the fire services installations (if any) shall be required by the Tenant then such works, subject to the prior approval of the Landlord, shall be carried out by the Landlord or any contractor which is of reasonably competent skill by relevant industry standard recommended or approved in advance by the Landlord at the expense of the Tenant and in such manner as the Landlord shall in its absolute discretion think fit.

	(b)	To keep and maintain the sprinkler system fire alarm system or fire services installations (if any) provided in the said premises in good repair and condition and to carry out all necessary maintenance repairs and replacement thereof PROVIDED ALWAYS that all repairing replacing and renewing of such sprinkler system fire alarm system or fire services installations (if any) shall be carried out by the Landlord or any contractor which is of reasonably competent skill by relevant industry standard recommended or approved in advance by the Landlord at the expense of the Tenant and in such manner as the Landlord shall in its absolute discretion think fit.

	(c)	Not to make any alteration to the air-conditioning system and its apparatus and ducts and not to do or suffer to be done anything whereby such system may be over-load or broken down or the efficient working thereof may be impaired. If any alterations or extension to the air-conditioning ducts shall be required by the Tenant then such works shall, subject to the prior approval of the Landlord, be carried out by the Landlord or any contractor which is of reasonably competent skill by relevant industry standard recommended or approved in advance by the Landlord at the expense of the Tenant and in such manner as the Landlord shall in its absolute discretion think fit.

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(d)	All work involving any alteration to or modification or in any way associated with the electrical system, security system, the plumbing and drainage system and piping can be carried out by contractors of reasonably competent skill by relevant industry standard recommended or approved by the Landlord and the Landlord’s approval thereon shall be final and binding on the Tenant.

(e)	All works to be carried out by the Tenant, its contractors or sub-contractors shall be carried out m accordance with the rules issued by the Landlord or its authorized agent(s) from time to time and to be signed by the Tenant prior to commencement of Tenant’s works and the Tenant will pay to the Landlord or its authorized agent(s) such deposit and such co-ordination fee and such reinstatement deposit the Landlord or its authorized agent(s) deems appropriate.

7.58	To observe and comply with all directions and orders of the Fire Services Department and if such directions and orders shall require the Tenant to take fire precautions or install fire fighting equipment (additional to that installed by the Landlord if any) the Tenant shall at its own expense procure and install the same.

7.59	(a)	Not without the previous written consent of the Landlord to erect install or alter any fixtures partitioning or other erection or installation in the Premises or to make suffer or permit to be made any alterations or additions to the electrical wiring, mechanical or electrical installation and lighting fixtures or any part thereof or other Landlord’s fixtures nor without the like consent to install or permit or suffer to be installed any plant equipment apparatus or machinery including any safe or other object which imposes a weight on any part of the flooring in excess of that for which it was designed. The Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary. All fees incurred by the Landlord in obtaining the approval of its architects to the location of heavy objects shall be borne by the Tenant and payment therefor may be imposed as a pre-requisite to the Tenant receiving such consent;

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(b)	Not to make or permit or suffer to be made any alterations in or additions to the mechanical or electrical installations in the Premises not to install or permit or suffer to be installed any equipment, apparatus or machinery which exceeds the loading of the electrical installations in the Premises nor to install or permit or suffer to be installed any equipment, apparatus or machinery which exceeds the loading of the electrical main or wiring or which consumes electricity not metered through the Tenant’s separate meter;

(c)	Not to make or permit or suffer to be made any alterations to any installation or fixture so as to affect or be likely to affect the supply of water, electricity or other utility or service to or in the Premises.

7.60	Not to transport carry or bring into or cause to be transported carried or brought into the Premises or any part of the Building any machinery equipment or any component parts thereof through the exterior walls or any part thereof of the Building.

7.61	No goods equipment objects or articles of whatsoever nature shall be carried or transported or delivered through over or along the common areas of the Building in such manner as to cause any damage defacement or destruction to or of the common areas or the common facilities of the Building or any part thereof or into or through the passenger lifts of the Building and to be responsible for any damage caused by any breach of this Clause by the Tenant, its employee, agent, licensee, contractor or customer or any person claiming through or under the Tenant.

7.62	Not to use any passenger lift of the Building as a means of transportation for the goods and merchandise of the Tenant and to be responsible for any damage caused by any breach of this Clause by the Tenant, its employee, agent, licensee or contractor customer or any person claiming through or under the Tenant.

7.63	Save and except to indicate the address of the Tenant not to name or include in the name of the business or company controlled or operated by the Tenant the word “Cheung Kong” or the name of the Building as may be designated by the Landlord from time to time whether alone or in any combination thereof or in conjunction with other word or symbol or any name similar thereto and not at any time to change the name of the business or company of the Tenant to include any such word as aforesaid.

7.64	To load and unload goods only at such times and places and through such entrances and by such cargo/service lifts (if any) as shall be designated by the Landlord for the purpose from time to time.

7.65	Not to place or install any shrines or tablets and not to conduct any religious ceremonies or permit any religious ceremonies to be conducted inside or outside the Premises.

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7.66	The Tenant shall hold and keep the Landlord and the Building Manager fully indemnified from and against all actions costs claims demands and liability whatsoever in respect of injury (including fatal injury) or damage to person or property due to or arising from the act neglect or default of the Tenant its agents or servants including (but without prejudice to the generality of the foregoing words) failure to comply with its obligations under the terms of this Agreement.

7.67	To permit the Landlord with or without agents surveyors, workmen and others and with or without tools and appliances at all reasonable times on notice (except in the case of emergency) to enter into go pass or repass over along and upon the Premises or any part hereof for the purpose of installing, inspecting, examining and maintaining the top roofs, flat roofs, external walls and other part or parts thereof or any other apparatus and equipment used or installed for the benefit of the Land and the Building or any part or parts thereof as part of the amenities thereof.

7.68	(a)	At the expiration or sooner determination of the Term of Tenancy to reinstate the Premises to a bare shell condition at the Tenant’s own costs and expenses and quietly to yield up to the Landlord the Premises together with the provisions as set out in the Schedule hereto and the split air-conditioning units installed in and/or provided for the Premises in good clean and substantial repair and condition to the satisfaction of the Landlord provided That the Tenant shall if so required by the Landlord leave behind all fixtures fittings partitions and additions installed by the Tenant in which case the Tenant shall do so and shall not be entitled to claim any compensation or damages from the Landlord in respect of any fixtures fittings decorations partitions improvements or additions made by the Tenant to the Premises.

	(b)	Notwithstanding anything herein contained, if the Tenant shall fail to reinstate the Premises in accordance with the provisions herein at the expiration or sooner determination of this Agreement, the Landlord shall be entitled (but without prejudice to any other entitlements and rights which the Landlord may have against the Tenant) to recover from the Tenant as a debt an administration charge equivalent to 10% of the reinstatement costs incurred/to be incurred in respect of the Premises in addition to the said reinstatement costs.

7.69	At the expiration or sooner determination of the term of tenancy, the Tenant shall prior to the delivery of vacant possession of the Premises to the Landlord re-erect the partition walls (if any) with such building materials as the Landlord thinks fit at the location as indicated by red line(s) (if any) on the Plan hereto attached.

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8.	Landlord’s Obligations

The Landlord hereby agrees with the Tenant as follows

8.01	That the Tenant paying the Rent, Management Fee and performing and observing the agreements stipulations and conditions herein contained shall subject to Clause 13.02 hereof have quiet possession and enjoyment of the Premises during the Term of Tenancy without any interruption by the Landlord or any person lawfully claiming through under or in trust for the Landlord.

8.02	To pay the Property Tax in respect of the Premises.

8.03	To keep in good repair and condition of the exterior and the main structure of the Premises (except damages caused by the negligence or default of the Tenant) Provided that the Landlord shall not be required to whitewash the exterior of the Premises and Provided Also that the Landlord’s liability hereunder shall not be deemed to have arisen unless and until notice in writing of any want of repair shall have been previously given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair or remedy the same after the lapse of a reasonable time from the date of service of such notice.

9.	Defhull by the Tenant

9.01	If the Rent, Government Rates, Government Rent, Management Fee or air-conditioning charges (if any) and/or any other sums payable hereunder or any part thereof shall be unpaid for fifteen (15) days after the same shall have become payable (whether formally demanded or not) or if the Tenant shall fail or neglect to perform or observe any of agreements stipulations or conditions herein contained and on his part to be performed or observed or if the Tenant shall become bankrupt or being a corporation shall go into liquidation or if any petition shall be filled the bankruptcy or winding up of the Tenant or if the Tenant shall otherwise become insolvent or enter into any composition or arrangement with his creditors or shall suffer his goods or chattels to be levied in execution then and in any of the said cases it shall be lawful for the Landlord at any time thereafter to re-enter upon the Premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine and the Deposit so paid as aforesaid shall be forfeited to the Landlord but without prejudice to any right of action of the Landlord in respect of any breach of the Tenant’s agreements stipulations and conditions herein contained and a written notice served by the Landlord on the Tenant or left at the Premises to the effect that the Landlord thereby exercises the power of re-entry hereinbefore contained shall be a full and sufficient exercise of such power notwithstanding any statutory or common law provisions to the contrary. All costs and expenses incurred by the Landlord in demanding the Rent, Management Fee and other charges and in enforcing the Landlord’s rights and/or remedies or in attempting to do so including but not limited to the fees charged by or paid to debt-collectors appointed by the Landlord and the Landlord’s solicitors* cost shall be repaid by the Tenant all on a full indemnity basis and all legal costs and expenses incurred by the Landlord in taking any legal action or proceeding against the Tenant as a result of the Tenant failing to pay the Rent, Management Fee or other charges hereby reserved or failing to perform or observe any of the agreements stipulations or conditions herein contained and on the Tenant’s part to be performed or observed shall be repaid by the Tenant on a solicitor and own client basis and shall be recoverable from him as a debt.

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9.02	Without prejudice to any other right or remedy of the Landlord hereunder or at law, if the Rent, Management Fee or any part thereof or any other sum payable by the Tenant to the Landlord pursuant to the provisions of this Agreement shall not have been paid on the due date then the Tenant shall pay to the Landlord on demand a late payment administration charge in a sum of HK$500.00 in additional to interest on such Rent, Management Fee or other sum at the prescribed rate from the due date until the date such Rent or other sum shall have been paid, such interest to be calculated on a compound and daily basis. The term “prescribed rate” means 12% per annum.

9.03	For the purpose of Part III of the Landlord and Tenant (Consolidation) Ordinance Cap.7 and for the purpose of these presents the Rent and Management Fee in respect of the Premises shall be deemed to be in arrears if not paid at the time stipulated as aforesaid. All costs and expenses for and incidental to distraint shall be paid by the Tenant on a solicitor and own client basis and is recoverable from the Tenant as a debt.

10.	Abatement of Rent

If the Premises or the Building or any part thereof shall at any time during the tenancy be destroyed or damaged or become inaccessible owing to tire water storm typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Landlord so as to render the Premises unlit for commercial use or inaccessible and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy monies refuses in whole or in part in consequence of any act or default of the Tenant or if at any time during the continuance of this tenancy the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closure order shall become operative in respect of the Premises or the Building then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall be suspended from the succeeding month until the Premises or the Building shall again be rendered accessible and fit for commercial use Provided Always that the Landlord shall not be required to reinstate the Premises or the Building if by reason of their condition or any local regulations or in the opinion of the Landlord it is not economical or practicable or reasonable so to do.

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11.	Exclusion of liability

The Landlord shall not be under any liability whatsoever to the Tenant or any other person whomsoever in respect of any damage or injury sustained by the Tenant or such other person as aforesaid caused by or through or in any way owing to the failure or malfunctioning or suspension of services of the lifts, electric power, water supplies, water pumps, drainage system, fire and security services equipment’s, facilities or apparatus for ventilation telecommunication services or electrical wiring or equipment of and in the Building or any services or facilities provided for the Tenant or for common use in the Building or the overflow of water or spread of fire or smoke from any premises situate in the Building or caused by the negligence of any other tenant or occupier of such premises And in any of such events the Tenant shall not (subject only to Clause 10 hereof) be entitled to any abatement of Rent, Management Fee, Government Rates, Government Rent, or other charges payable by the Tenant hereunder.

12.	Exclusion of Warranty

The Tenant understands that no representation or warranty whatsoever has been or will be given by the Landlord that the Premises arc suitable and / or legitimate for the operation of the business proposed by the Tenant. In case the business the Tenant proposes to carry out in or within the Premises requires the approval(s) consent(s) waiver(s) licence(s) or permit(s) from any government or other statutory authority, the Tenant shall be wholly responsible for applying for such approval(s) consent(s) waiver(s) licence(s) or permit(s) at the Tenant’s own costs and expense and shall produce documentary evidence of such application(s) to the Landlord before the Tenant’s actual commencement of business. In the event that the Tenant’s said application(s) is/are unsuccessful, the Tenant shall immediately cease the operation of the Tenant’s business in which case the Landlord shall have the right to forthwith terminate the tenancy created hereby by the Tenancy Agreement without prejudice to any other rights and remedies which the Landlord may have against the Tenant. The Tenant hereby agrees and undertakes to fully indemnify and keep the Landlord and the registered owner of the Premises fully indemnified against all losses and damage arising directly or indirectly from the aforesaid. For the avoidance of doubt, the Landlord or the registered owner of the Premises shall not in any event be liable to the Tenant for any loss or damage in respect of the aforesaid.

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13.	Miscellaneous

13.01	If any of the Government authorities shall at any time during the Tenancy hereby created make any complaint opposition objection or protest against the Tenant in respect of the user of the Premises as specified in the Schedule annexed hereto the Tenant shall forthwith cease to use the Premises in the manner which gives rise to the said complaint opposition objection or protest.

13.02	The Tenant hereby acknowledges that the Tenant shall not be granted any exclusive right in operating any particular trade in the Building and the Landlord and/or its agents is entitled to lease or license any part of the Building to other third parties for operation of trade similar or identical to the Tenant.

13.03	Acceptance of Rent, Management Fee or other charges by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach by the Tenant of any of his obligations herein.

13.04	No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights herein in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular mater to which it relates and it shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future unless expressly so provided.

13.05	For the purpose of these presents any act default or omission of the agents employees servants visitors licensees customers and independent contractors (irrespective of whether their act default or omission is within or outside the authority given to them by the Tenant) of the Tenant shall be deemed to be the act default or omission of the Tenant.

13.06	Any notice required to be served hereunder shall be sufficiently served on the Tenant if delivered to him by prepaid registered mail at his last known address in Hong Kong or left on the Premises and shall be sufficiently served on the Landlord if delivered to him by prepaid registered post at his registered office in Hong Kong. A notice sent by registered post shall be deemed to be given at the time when in due course of post it would be 28 delivered at the address to which it is sent.

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13.07	The Tenant hereby expressly declares that no fine premium or key money or any other consideration has been paid by it to the Landlord in connection with the grant of this tenancy of the Premises.

13.08	The Premises is to be delivered to the tenant on an “as is” condition with the provisions as set out in the Schedule hereto. The Tenant shall at its own cost, fit out the Premises in accordance with the provisions of this Agreement to render the same suitable for his use. Upon expiration or sooner determination of the tenancy, the Tenant shall reinstate the Premises to bare-shell condition with all provisions as set out in the Schedule hereto.

13. 09	Each party shall bear its own legal costs of and incidental to this Agreement. The Tenant has been advised that he should seek independent legal advice in the approval of this Agreement. The Tenant has been advised to obtain independent legal advice as to the terms and conditions of the Government Grant and of the Waiver Letter.

13.10	In the event that this Agreement or the Premises or any part thereof is/are assigned to other person(s) (“the new l and lord”), the following provisions shall apply

(a)	the Tenant, subject to and at the discretion of the Landlord, shall accept and acknowledge the new Landlord as the new Landlord of the Premises or any part thereof assigned as aforesaid to whom the Tenant thereafter shall become liable according to the terms and conditions of this Agreement and shall upon the request of the Landlord enter into a Deed of Novation and/or Transfer or other agreement(s) or document(s) with the new Landlord and the Landlord in such form as shall be reasonably satisfactory (o the Landlord, the Tenant and the new Landlord for the purposes of confirming the release discharge and cessation of all liabilities and obligations of the Landlord hereunder including but not limited to the Izaiidlord’s obligation in respect of the refund of the Deposit (so far as they relate to the Premises or any part thereof assigned as aforesaid) and the continuation of the liabilities and obligations of the Tenant hereunder to give effect to or (as the case may be) to confirm the assumption and talking up by the new Landlord in lieu of the Landlord of all the Landlord’s obligation in respect of the refund of the Deposit hereunder (so far as they relate to the Premises or any part thereof assigned as aforesaid); and

(b)	upon the assignment of this Agreement or the Premises or any part thereof and the execution of the said Deed of Novation and/or Transfer, all the Landlord’s liabilities and obligations hereunder including without limitation its obligations to refund the Deposit to the Tenant hereunder (so far as they relate to the Premises or any part thereof assigned as aforesaid) whether contractual or otherwise shall absolutely cease and be taken up by the new Landlord and the Tenant shall only seek refund of the Deposit (subject always to the terms and conditions contained in this Agreement) from the new Landlord.

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13.11	The Rent payable is a rack Tent.

13.12	Sale lbr Redevelopment

(a)	It is hereby agreed that notwithstanding anything hereinbefore contained to the contrary at any time during the Term of the Tenancy if the Landlord shall resolve to sell the Premises or to re-develop the Premises or the Building or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise either alone or jointly with the owner or owners of the other premises of the Building, or if there shall be a transfer of 50% or above of the shareholdings of the Landlord, then in any of such events the Landlord shall have the right upon giving six (6) months’ previous notice in writing to the Tenant to terminate this Agreement and this Agreement shall determine upon the expiration of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the terms or stipulations herein set out. The Tenant shall deliver vacant possession of the Premises to the Landlord upon the expiration of the said notice and shall not be entitled to claim any damages or compensation in respect of such early determination.

(b)	For the purpose of this Agreement, the Landlord is deemed to have Revived Iv sell the Premises or to develop the Premises oi the Building or any part thereof if the Landlord has passed a resolution by its Board of Directors to the effect that the Landlord intends to sell the Premises or to redevelop the Premises or the Building or any part thereof as aforesaid, and in respect of a transfer of 50% or above of the shareholdings of the Landlord such transfer shall be deemed to have taken place if the board of directors of the transferor has passed a resolution approving such transfer.

(c)	It is also agreed and declared notwithstanding any other provision herein and notwithstanding any law to the contrary the Tenant’s right(s) of option to renew (if any) shall extinguish and determine upon the service of the said notice of termination (whether the same shall have been exercised by the Tenant or not) and the Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against such early determination of the Tenant’s right(s) of option to renew (if any).

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13.13	All stamp duty payable on this Agreement shall be borne and paid by the parties hereto in equal shares and the registration fee (if any) shall be bone by the tenant solely.

14.	Business name(s)

If the Tenant wishes to exhibit its business name(s) in the Premises, the Tenant shall in writing seek prior written approval from the Landlord and in seeking such written approval, the Tenant shall deliver to the Landlord a certified copy of the relevant returns to the Government departments (including but not limiting to the Business Registration Office and the Companies Registry) to prove to the Landlord that such business name(s) is/arc the Tenant’s lawful business name(s). The Tenant shall together with the business entity and the personal guarantor of the due performance of this Agreement (if any) enter into a guarantee and indemnity and or an agreement as prepared by the Landlord’s solicitors (which draft and terms shall be final, binding and conclusive on the parties thereto) and the Tenant shall fully indemnify the Landlord’s cost thereof

15.	Registration of Termination

Upon the termination or determination of this Agreement by the Landlord or the Tenant pursuant to any other provisions herein contained, the Landlord shall have the right if this Agreement shall have been registered in the Land Registry to register in the Land Registry a Memorandum of termination or determination of this Agreement signed by the Landlord alone.

16.	Undertakings

Notwithstanding anything to the contrary hereinbefore contained, the Tenant hereby agrees and undertakes with the Landlord that the Tenant shall at its own cost and expense within 14 days from the date of receipt of the Landlord’s verbal/written notice rectify or make good any irregularities (including but not limited to any fixtures, fittings or alterations to the said premises or the operation of business in the Premises) which are considered by the Landlord and/or the relevant Government Authority to be in breach of the Government Grant Modification Letter or the Waiver Letter aid/or any legislation in Hong Kong (as the case may be) and the Landlord shall not be liable or held liable for such breach or damages or loss arising therefrom. The Tenant further agrees that the Landlord shall have the right to claim damages and loss against the Tenant. In the event that the Tenant shall fail to comply with such notice or fail to rectify the irregularities under this Clause, the Landlord shall be entitled to terminate this Agreement and the Tenant shall also indemnify and keep the Landlord fully indemnified from all damages and loss arising therefrom.

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17.	Disclosure of Information

The Tenant agrees and consents that any personal / company information relating to the Tenant (including but not limited to tenant’s name, trade name, nature of business, logo and/or trademark) at any time acquired, collected or otherwise held by the Landlord (whether relating to this Agreement or otherwise howsoever) and the relationship between the Tenant and the Landlord may from time to time be disclosed to and held and/or used (including disclosure in any public documents) by all or any of the holding company aid/or holding entity and/or subsidiaries and/or affiliates and/or other individuals and/or organizations associated with the Landlord (in Hong Kong or elsewhere) or to the new Landlord or potential new Landlord of the Premises and/or independent third parties (within or outside Hong Kong) for the purpose of or in connection with this Agreement, the enforcement of this Agreement and/or anything arising out of this Agreement and/or any transactions, agreements, arrangements and/or dealings (whether past, present or proposed) between the Tenant and the Landlord and/or for any business, marketing or promotion purposes and / or for or in connection with any other purposes whatsoever as the Landlord shall consider appropriate.

18.	Disposal of abandoned items

At the expiry or sooner determination of the Agreement hereby created, the Tenant hereby specifically authorizes the Landlord, its servant or agents to treat any item object equipment furniture fixture or property whatsoever (collectively called “the Items”) placed or left in the Premises as abandoned by the Tenant and to dispose of the same in whatsoever manner the Landlord shall in its absolute discretion decide and deem fit without obtaining any further consent from nor giving any further notice to the Tenant and any expense for or in connection with the disposal of the Items shall be paid by the Tenant to the Landlord on demand or by deduction from the Deposit provided hereof. The Tenant shall indemnify the Landlord against any damage occasioned to the Premises and any loss or damage caused to the Landlord by or related to the said placing or said leaving of the Items in the Premises and/or the cost and expense for the removal of the Items from the Premises.

19.	No Notice of Termination

Without prejudice to the Landlord’s rights to forfeit the Tenancy in accordance with other provisions of this Agreement, the Tenancy herein shall terminate or shall be automatically terminated on the Date of Expiration of Tenancy and it is hereby agreed and declared that the Landlord shall not be required to give to the Tenant any notice of termination of tenancy or notice to quit to terminate the Tenancy herein.

20.	Dale of vacant Possession

No warranty or undertaking is given or implied either by the Landlord or the Building Manager as to the exact date upon which the Tenant will obtain vacant possession of the Premises and the Tenant will not make any claims for loss or compensation whatsoever against the Landlord or the Building Manager.

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21.	Condition and reinstatement

The Tenant is fully aware and agrees that the Landlord does not warrant the completeness, functioning and performance of the existing fixtures and existing fittings left by previous tenant(s) in the Premises (if any) to be taken up by the Tenant at the Date of Commencement of Tenancy (“the said Fixtures and Fittings”). The Tenant is further aware and agrees that the landlord does not warrant that the said Fixtures and Fittings are in compliance with the relevant legislation(s) in Hong Kong. The Tenant shall be solely responsible at the Tenant’s own cost and expense for the repairs, maintenance, replenishment, replacement and rectification of the said Fixtures and Fittings and at the Tenant’s own cost and expense to comply with the relevant legislation(s) in Hong Kong in relation to the said Fixtures and Fittings throughout the Term of Che Tenancy. The Landlord shall not in any event be liable or held liable for any damages or loss arising therefrom. The Tenant undertakes to reinstate the Premises to a bare shell condition with all the provisions as set out in the Schedule hereto in condition to the satisfaction of the Landlord upon the expiration or sooner determination of the Term of the Tenancy which reinstatement works include but not limited to the removal of the said Fixtures and Fittings and all other fixtures and fittings installed by the Tenant in or upon the Premises during the Term of the Tenancy.

22. It is hereby expressly agreed that the Landlord, in its endeavors to promote sustainable practices in its Building, shall during the Term of Tenancy set up designated bins to promote recycling for certain materials including but not limited to paper, metals and plastic, publish eco-tips notifications for tenants at least annually containing green suggestions and/or initiatives on sustainability topics including but not limited to energy, water and/or waste and shall designate a representative to act as the contact person to address any questions and suggestions on sustainability issues from the Tenant.

It is hereby expressly agreed that the Tenant, and the Tenant will procure that its contractors and employees shall during the Term of Tenancy, use reasonable endeavors to co-operate fully with the Landlord and/or the Manager to separate waste, recycle and dispose of waste into the designated bins including but not limited to paper, plastic, metals, minimize waste from alterations, additions or works and dispose of waste in a sustainable manner, if requested by the Landlord and/or the Manager, to use reasonable endeavors to provide with the Landlord and/or the Manager with information on energy, water and waste usage, adopt the green suggestions and/or initiatives on sustainability topics proposed by the Landlord and/or the Manager, and seek to reduce use of electricity, water, heating, and air conditioning.

23. The Tenant shall be wholly responsible for the upkeep maintenance and repair of the split-type air-conditioning unit(s) installed in and/or provided for the Premises at the Tenant’s own costs and expense throughout the Term of Tenancy and deliver the same to the Landlord in good clean and proper state and condition upon the expiration or sooner determination of the Tenancy. Without affecting the generality of the foregoing, the Tenant further agrees to carry out cleaning of the said split-type air-conditioning unit(s) at the Tenant’s own costs and expense according to the following schedule

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(a) once every 6 months throughout the Term of Tenancy; and

(b) once upon the expiration or sooner determination of this tenancy.

The Tenant shall employ the contractors which (a) possess reasonably competent skill by relevant industry standard; and (b) have been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria including in particular the maintenance contractors) who have / has been engaged by the Landlord for each relevant work (if any) to carry out such cleaning works. For the avoidance of doubt, the Landlord shall not in any event be considered a party to such contract by reason of its recommendation as aforesaid and the Tenant shall be wholly responsible for and fully indemnify the Landlord against any claim for loss damages or injury to any person or property due to the act neglect default or omission by the Tenant or the said contractors.

24.	Introduction of Regulations

The Landlord and/or the Building Manager shall be entitled from time to time and by notice in writing to the Tenant to make introduce and subsequently amend adopt or abolish if necessary such regulations (“Regulations”) as it may consider necessary for the proper operation and maintenance of the Premises and the Building. Such Regulations shall be supplementary to the twins and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

25.	Exclusion of Liability home non-enforcement of Regulations

The Landlord and/or the Building Manager shall not be liable for any loss and damage howsoever caused arising from non-enforcement of the Regulations or non-observance thereof by army third party.

26.	Entire Agreement

This Agreement including this Schedule hereto constitutes the entire agreement between the parties hereto with respect to the tenancy of the Premises and contains all the agreements, representations, warranties and conditions between the parties in connection therewith and supersedes all previous agreements, warranties, representations, understanding, negotiations and discussion, whether written or oral, of the ponies in relation thereto (including without limitation any letter of offer and letter of acceptance, if any, which may have been issued and executed prior to this Agreement by the parties hereto, their employees or agents). This Agreement shall not be amended or modified in any respect except as expressly provided for herein or by mutual agreement of the parties hereto in writing.

27.	Severability Clause

Any provision of this Agreement which is or declared by any court or tribunal or competent jurisdiction to be illegal invalid or unenforceable in any respect under the applicable law shall be severed from this Agreement to the maximum extend permissible by the applicable law without in any manner affecting the legality, validity or enforceability of the remaining provisions of this Agreement, all of which shall continue in full force and effect.

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28.	Jurisdiction

This Agreement shall be governed by the laws of Hong Kong and the parties hereto shall submit to the non-exclusive jurisdiction of the Courts of Hong Kong. The reference to “Hong Kong” shall mean the Hong Kong Special Administrative Region.

29.	Contracts (Rights of Third Parties) Ordinance

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce any provisions of this Agreement. For the avoidance of doubt, this provision does not affect any right or remedy of a third party which exists or is available apart from the said Ordinance.

30. The Tenant shall within 14 days from the date hereof at the cost and expense of the Tenant produce to the Landlord a copy of the Business Registration Certificate of BOCA INTERNATIONAL LIMITED 寶加國際有限公司 to show that the Tenant is carrying on business at the Premises.

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As witness the hands of the parties hereto the day and year first above written.

THE SCHEDULE

The Tenant	:	BOCA INTERNATIONAL LIMITED 寳加 國際 有 限公 司 whose registered office is situate at Unit 1809, Prosperity Place, 6 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong.

The Premises	:	ALL THAT Unit (formerly known as Workshop (Industrial)/Office Unit) No.9 on the 18th Floor of the Building which Unit is shown colored pink on the 18th Floor Plan hereto annexed for the purpose of identification only.

The Term Co. Tenancy	:	Fixed terms of 3 years or (as the case may be) 2 year and the number of months and days expiring on the Date of Expiration of Tenancy if the Landlord shall at its absolute discretion specify other day as the Date of Commencement of tenancy.

Date of Commencement of Tenancy	:	1st January 2023 or such other date as may be specified by the Landlord at its absolute discretion.

Date of Expiration of Tenancy	:	3lst December 2025

Rent	:	The monthly rental (exclusive of Government Rent, Government Rates, Management Fee and other outgoings) of the Premises shall be Hong Kong Dollars NINETEEN THOUSAND AND THREE HUNDRED Only (HK$ 19,300.00) per calendar month.

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Management Fee as at (he is signing of this Tenancy Agreement		HK$2,983.50 per month (Management Fee will commence to be payable on the Date of Commencement of Tenancy, subject to revision)

Government Rates as at the signing of this Tenancy Agreement	:	IIK$2,812.50 per quarter (Government Rates will commence to be payable on the Date of Commencement of Tenancy, subject to Government’s assessment).

Government Rent as at the signing of this Tenancy Agreement	:	HK$1,687.50 per quarter (Government Rent will commence to be payable on the Date of Commencement of Tenancy, subject to Government’s assessment).

The Deposit	:	HK$95,134.00

User	:	As an office for lawful purposes only trading under the style or name of BOCA INTERNATIONAL LIMITED 寶 加 國際 有 限公 司 or such other name to be approved by the Landlord only.

Time to commence the Tenant’s business operation in accordance with [he User	:	From the Date of Commencement of Tenancy.

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The Provisions:

(A)	Concrete floor with cement sand screeding in accordance with the Landlord’s standard.
(B)	Plastered and painted walls and columns.
(C)	Suspended ceiling with light fittings in accordance with the Landlord’s standard and specification.
(D)	Inter-tenancy partition and standard entrance door in accordance with the Landlord’s design.
(E)	Fresh air supply in accordance with the Landlords design.
(F)	Fire services system in accordance with the Landlord’s standard.
(G)	Meter board located at Landlord’s meter room.
(H)	Lateral main tee-off from busbar chamber inside Landlord’s meter room.
(I)	Communal ceiling trucking from meter room to the periphery of the Premises.
(J)	Floor tile and wall tile in toilet cubicle.
(K)	Wash hand basin with tap and water closet set in toilet.
(L)	Door contact security system at entrance door.
(M)	Split-type air-conditioning unit is provided in accordance with Landlord’s standard at its designated location.

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SIGNED by Mr. YIP KIN MING, ITS AUTHORIZED SIGNATORY for and on behalf of the Landlord whose signature is verified by:	) ) ) ) ) ) ) ) ) ) ) ) )

Leung Siu Hon

Solicitor, Hong Kong SAR

Messrs. S.H. Leung & Co.

Solicitors & Notaries

Houg Kong SAR

SIGNED by CHAN KAM BIU RICHARD for and on behalf of the Tenant duly authorized by the Board of Directors of the Tenant in the presence of:-	) ) ) ) ) ) )

Witness’s Signature :

Witness’s Name : YIP WING CHEONG

Hong Kong Identity Card No. : GZ54032(A)

Address:	FLAT 9, F/F, BLOCK M
TELFORD GARDENS
KOWLOON BAY, KONLOON

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RECEIVED on or before the day	)
)
and year first above written of and from the Tenant	)
)
the sim of HONG KONG DOLLARS NINETY	)	HK$95,134.00
)
FIVE THOUSAND ONE HUNDRED AND	)
)
THIRTY FOUR ONLY being the deposit above-)
)
mentioned	)

The signature of the Landlord’s authorized person is verified by :-

Leung Siu Hon

Solicitor, Hong Kong SAR

Messrs. S.H. Leung & Co.

Solicitors & Notaries

Houg Kong SAR

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Unit 10
Unit 9
Unit 8
Unit 7
1806B
1806A
CORRIDOR
CARGO LIFT
CARGO LIFT
CARGO LIFT HALL
PASSENGER LIFT HALL
LIFT LOBBY
Unit 1
Unit 2
Unit 3
Unit 5

FOR IDENTIFICATION PURPOSE ONLY

Dated the 4th dav of January 2023

BANDICK LIMITED ,

and

BOCA INTERNATIONAL LIMITED

寶加國際有限公司•

***********************************************

TENANCY AGREEMENT

***********************************************

REGISTERED at the Land Registry by Memorial

No.

on

p. Land Registrar

S. H. LEUNG & CO.

SOLICITORS,

21st Floor and 22nd Floor,

10 Pottinger Street,

Central,

Hong Kong.

Ref: SHL/73164/22/cw/LOL